Exhibit 99.1




For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189

               COMMONWEALTH BANCORP, INC.  TO REPURCHASE
                         SHARES OF COMMON STOCK

Norristown, PA, June 24, 1999 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) (the "Company") announced today that the Company's Board of Directors has authorized the repurchase of up to 1.3 million shares, or approximately 10 percent, of its outstanding common stock.

Repurchases are authorized to be made by the Company from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes and/or issuance pursuant to the Company's stock option plans.

Charles H. Meacham, Chairman and Chief Executive Officer of the Company, stated, "This repurchase program represents Commonwealth's seventh such program since the beginning of 1997. In the previous six programs, the Company repurchased a total of 4.7 million shares, representing an investment of $84.0 million. Commonwealth's strong capital and excellent liquidity have and will continue to provide the financial flexibility to effect repurchases without a material impact on the growth potential of the Company's core businesses."

Commonwealth Bancorp, Inc., with consolidated assets of $2.2 billion, is the holding company for Commonwealth Bank, which has 61 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Maryland, New Jersey, Rhode Island, and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.